Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PRIMERICA, INC.
Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law
Primerica, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify as follows:
1.The name of the Corporation is Primerica, Inc. The Corporation was originally incorporated under the name Puck Holding Company, Inc. pursuant to the original certificate of incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on October 26, 2009. The original certificate of incorporation was amended by the Certificate of Amendment to the Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on November 5, 2009, and restated on March 31, 2010.
2.This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") and by the stockholders of the Corporation in accordance with Sections 242 and 245 of the GCL.
3.This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.
4.The text of the certificate of incorporation is amended and restated in its entirety as follows:
FIRST: The name of the Corporation is Primerica, Inc.
SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.
FOURTH:
A.Authorized Capital Stock. The total number of shares of stock which the Corporation shall have the authority to issue is 510,000,000 shares, consisting of (a) 500,000,000 shares of common stock with a par value of $0.01 per share (the “Common Stock”), which may be issued in two series: (i) voting common stock ("Voting Common Stock") and (ii) non-voting common stock ("Non-Voting Common Stock"); and (b) 10,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote of the votes entitled to be cast thereon as may be required at that time by the GCL.
B.Voting Common Stock and Non-Voting Common Stock.
(i)Ranking. The preferences, limitations and rights of the Voting Common Stock and Non-Voting Common Stock, and the qualifications and restriction thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.
(ii)Voting. Except as otherwise required by law or in this Certificate of Incorporation (as it may be hereafter be amended, including by the filing of a certificate of designations with respect to any series of Preferred Stock), with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of any outstanding shares of the Voting Common Stock shall vote together as a single class, and every holder of the Voting Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Voting Common Stock standing in such holder's name. Except as otherwise required by law or in this Certificate of Incorporation (as it may be hereafter be amended), the holders of the outstanding shares of Non-Voting Common Stock shall not be entitled to vote on any matter.

(iii)Amendments Affecting Stock. So long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without such affirmative vote of the votes entitled to be cast on the amendment by the holders of outstanding shares of Non-Voting Common Stock voting as a single class as may be required at that time by the GCL, (i) amend, alter or repeal any provision of this Section B of this Article FOURTH so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Non-Voting Common Stock as compared to those of the Voting Common Stock or (ii) take any other action upon which class voting of the Non-Voting Common Stock is required by law.
(iv)Dividends; Changes in Stock. No dividend or distribution may be declared or paid on any share of Voting Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Non-Voting Common Stock, nor shall any dividend or distribution be declared or paid on any share of Non-Voting Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Voting Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Voting Common Stock or in Non-Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Voting Common Stock or Non-Voting Common Stock, dividends shall be declared that are payable at the same rate on both series of Common Stock and dividends payable in shares of Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Voting Common Stock shall be payable to holders of Voting Common Stock and dividends payable in shares of Non-Voting Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Non-Voting Common Stock shall be payable to holders of Non-Voting Common Stock. If the Corporation in any manner subdivides or combines the outstanding shares of Non-Voting Common Stock, the outstanding shares of Voting Common Stock shall be proportionately subdivided or combined, as the case may be.

Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Voting Common Stock, the outstanding shares of Non-Voting Common Stock shall be proportionately subdivided or combined, as the case may be.
(v)Liquidation. Shares of Non-Voting Common Stock shall rank pari passu with shares of Voting Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation.
(vi)Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Voting Common Stock and Non-Voting Common Stock shall be entitled to receive the same per share consideration as the per share consideration, if any, received by the holders of each share of such other series of Common Stock.
(vii)Conversion of Non-Voting Common Stock.
Elective Conversion by Holder. Any share of Non-Voting Common Stock may be converted at the election of its holder into one share of Voting Common Stock at any time. To convert any share of Non-Voting Common Stock into a share of Voting Common Stock, the holder thereof shall surrender the certificate or certificates for such shares (if any) at the office of the transfer agent for the Non-Voting Common Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Non-Voting Common Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for the shares of Voting Common Stock to be issued. If required by the Corporation, certificates (if any) surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Such conversion shall be effective on the date (the "Surrender Date") of receipt of such certificates (if any) and notice by the transfer agent (or by the

Corporation if the Corporation serves as its own transfer agent). The Corporation shall, as soon as practicable after the Surrender Date, issue and deliver at such office to such holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled, or definitive evidence of issuance of such shares of Voting Common Stock in uncertificated form to such holder, together with cash in lieu of any fraction of a share.
Automatic Conversion upon Transfer. Upon a transfer of any shares of Non-Voting Common Stock to a non-affiliate of the holder, the shares of Non-Voting Common Stock so transferred shall automatically, without any action on part of the transferor, the transferee or the Corporation, or any other person or entity, be converted into an equal number of shares of Voting Common Stock upon the consummation of such transfer. Upon surrender of the certificate or certificates (if any) representing the shares so transferred and converted, or other definitive evidence of such transfer, to the transfer agent, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates or other definitive evidence representing the shares of Voting Common Stock into which such transferred shares have been converted.
Effect of Conversion. All shares of Non-Voting Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights of the converting holder to the shares of Non-Voting Common Stock so converted shall immediately cease and terminate on the Surrender Date, except only the right of such holder to receive the shares of Voting Common Stock into which the shares of Non-Voting Common Stock have been converted and the right to payment of any declared but unpaid dividends on such shares.
C.Preferred Stock. The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the

Board of Directors providing for the issuance of such class or series as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.
D.Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class or series of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series, and as otherwise permitted by law.
FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
E.The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

F.The Board of Directors shall consist of not less than three or more than fifteen members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors which the Corporation would have if there were no vacancies at the time such resolution is adopted.
G.Each director shall be elected at each annual meeting of stockholders for a term expiring at the next succeeding annual meeting of stockholders.
H.A director shall hold office for a term expiring at the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.
I.Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the holders of at least a majority of the shares then entitled to vote at an election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.
J.In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors which would have been valid if such By-Laws had not been adopted.
SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
SEVENTH: Any action which, under the GCL, may be taken at a duly called meeting of stockholders may be taken without a meeting by one or more consents in writing, setting forth the action so taken or to be taken, bearing the date of signature and signed by all of the persons who would be entitled to vote upon such action at a meeting, or by their duly authorized attorneys. The Secretary of the Corporation shall file such consent or consents, or certify the tabulation of such consents and file such certificate, with the minutes of the meetings of the stockholders.
EIGHTH: A.    The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.
B.The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
C.Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws.
TENTH: Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to consented to the provisions of this Article TENTH.
ELEVENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to amend, alter or repeal the By-Laws, or adopt new By-Laws. The affirmative vote of at least sixty-six and two third percent (66 2/3%) of the entire Board of Directors shall be required to amend, alter, repeal or adopt the By-Laws. The By-Laws also may be amended, altered, repealed or adopted by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation.
TWELFTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation, the By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast thereon by the holders of the then outstanding capital stock of the Corporation shall be required to amend, alter, repeal or adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Article ELEVENTH and Article TWELFTH of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 22nd day of May, 2013.

PRIMERICA, INC.

By:	/s/ Peter W. Schneider
Name: Peter W. Schneider
Title: Executive Vice President and General Counsel